Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of GAMCO Global Gold, Natural Resources & Income Trust as of our report dated February 27, 2018, relating to the financial statements and financial highlights, which appears in GAMCO Global Gold, Natural Resources & Income Trust Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 3, 2018